Exhibit 99.1

For Immediate Release	Contact: Frank Paci
January 31, 2008	(919) 774-6700

THE PANTRY ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Sanford, North Carolina, January 31, 2008 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for the first quarter of fiscal 2008, which ended December 27, 2007.

Total revenues for the quarter were approximately $2.0 billion, a 43.2% increase from the first quarter of fiscal 2007. Net income was $3.2 million, or $0.15 per share on a diluted basis, compared with $125 thousand, or $0.01 per share, a year ago. EBITDA for the quarter was $53.6 million, up 51.6% from $35.3 million a year ago.

“Our favorable earnings comparison for the first quarter primarily reflects an improvement in retail gasoline margins from unusually depressed levels a year ago,” said Peter J. Sodini, Chairman and Chief Executive Officer of The Pantry. “In our merchandise business, we again achieved double-digit percentage growth in both total revenues and gross profits, mainly due to acquisitions and new store openings. Expenses were well-contained and below our expectations, reflecting the benefits of our recent restructuring program as well as additional efficiency gains across our store operations.”

Merchandise revenues for the first quarter were up 13.2% overall and 0.8% on a comparable store basis. The merchandise gross margin was 37.0%, compared with 37.6% in the corresponding period last year. Total merchandise gross profits for the quarter were $146.4 million, an 11.5% increase from a year ago.

Retail gasoline gallons sold in the quarter increased 14.3% overall, but declined 2.8% on a comparable store basis. Retail gasoline revenues rose 50.7%. The average retail price per gallon was $2.92, up sharply from $2.21 during the first quarter of fiscal 2007. The retail gross margin per gallon was 10.6 cents, compared with 8.7 cents a year ago. Gasoline gross profits for the quarter totaled $56.2 million, up 39.6% from $40.2 million in last year’s first quarter.

The Pantry acquired three convenience stores and opened four new large-format stores during the quarter. The Company also closed six stores during the quarter.

The Company now expects that fiscal 2008 merchandise sales and gasoline gallons may be below its previous expectations due to the recent softening of consumer spending in its market areas. The Company expects comparable store merchandise sales in fiscal 2008 may be relatively flat to slightly down, with total merchandise sales between $1.6 billion and $1.7 billion. Comparable store gasoline gallons sold are expected to be down slightly with total retail gasoline volume for fiscal 2008 of between 2.1 billion to 2.2 billion gallons. The Company now expects that fiscal 2008 store operating and general and administrative expenses will total between $615 million and $630 million, compared with our previous expectation of a range of $633 million to $643 million. The Company continues to expect a merchandise gross profit margin of approximately 37% and retail gasoline margins between 11 and 13 cents per gallon for the full year. These expectations do not account for the potential effect of possible acquisitions during the remainder of the fiscal year.

Conference Call

Interested parties are invited to listen to the first quarter earnings conference call scheduled for Thursday, January 31, 2008 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until February 14, 2008.

Use of Non-GAAP Measure

EBITDA is defined by the Company as net income before interest expense, net, loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to EBITDA. EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as substitutes for net income, cash flows from operating activities, or other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions, and to service debt. Management also uses EBITDA and Adjusted EBITDA to review the performance of the Company’s business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Any measure that excludes interest expense, loss on extinguishment of debt, depreciation and amortization, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business, and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of EBITDA and Adjusted EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2007 of approximately $6.9 billion. As of December 27, 2007, the Company operated 1,644 stores in eleven states under select banners, including Kangaroo Express, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; environmental risks associated with selling petroleum products; governmental regulations, including those relating to the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and

Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of January 31, 2008. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended
	December 27,	December 28,
	2007	2006
	(13 weeks)	(13 weeks)
Revenues:
Merchandise	$395,380	$349,239
Gasoline	1,582,921	1,031,901

Total revenues	1,978,301	1,381,140

Costs and operating expenses:
Merchandise costs of goods	249,017	217,923
Gasoline cost of goods	1,526,764	991,682
Store operating expenses	126,138	114,768
General and administrative expenses	22,974	21,585
Depreciation and amortization	26,642	20,856

Total costs and operating expenses	1,951,535	1,366,814

Income from operations	26,766	14,326

Other income (expense):
Interest expense, net	(21,607)	(14,129)
Miscellaneous	190	167

Total other expense	(21,417)	(13,962)
Income before income taxes	5,349	364
Income tax expense	(2,100)	(239)

Net income	$3,249	$125

Earnings per share:
Net income per diluted share	$0.15	$0.01
Diluted shares outstanding	22,239	23,005

Selected financial data:
EBITDA	$53,598	$35,349
Adjusted EBITDA	$42,326	$28,512
Merchandise gross profit	$146,363	$131,316
Merchandise margin	37.0%	37.6%
Retail gasoline data:
Gallons	526,183	460,475
Margin per gallon (1)	$0.1056	$0.0866
Retail price per gallon	$2.92	$2.21
Wholesale gasoline data:
Gallons	18,095	6,023
Margin per gallon (1)	0.0337	0.0548
Total gasoline gross profit	$56,157	$40,219

Comparable store data:
Merchandise sales %	0.8%	1.9%
Gasoline gallons %	-2.8%	2.0%

Number of stores:
End of period	1,644	1,506
Weighted-average store count	1,643	1,497

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 27, 2007	September 27, 2007
Assets
Cash and cash equivalents	$57,530	$71,503
Receivables, net	80,868	84,445
Inventories	154,204	169,647
Other current assets	25,659	25,256

Total current assets	318,261	350,851

Property and equipment, net	1,034,540	1,025,226
Goodwill, net	585,040	584,336
Other	68,464	69,026

Total assets	$2,006,305	$2,029,439

Liabilities and shareholders’ equity
Current maturities of long-term debt	$3,541	$3,541
Current maturities of lease finance obligations	5,538	5,348
Accounts payable	170,964	192,228
Other accrued liabilities	107,200	115,840

Total current liabilities	287,243	316,957

Long-term debt	745,864	746,749
Lease finance obligations	451,697	452,609
Deferred income taxes	74,193	74,667
Deferred vendor rebates	25,608	23,937
Other	64,947	60,692
Total shareholders’ equity	356,753	353,828

Total liabilities and shareholders’ equity	$2,006,305	$2,029,439

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended
	December 27, 2007	December 28, 2006
Adjusted EBITDA	$42,326	$28,512
Payments made for lease finance obligations	11,272	6,837

EBITDA	53,598	35,349
Interest expense, net	(21,607)	(14,129)
Depreciation and amortization	(26,642)	(20,856)
Provision for income taxes	(2,100)	(239)

Net income	$3,249	$125

Adjusted EBITDA	$42,326	$28,512
Payments made for lease finance obligations	11,272	6,837

EBITDA	53,598	35,349
Interest expense, net	(21,607)	(14,129)
Provision for income taxes	(2,100)	(239)
Non-cash stock based compensation	877	883
Changes in operating assets and liabilities	(6,085)	(8,312)
Other	1,687	1,435

Net cash provided by operating activities	$26,370	$14,987

Net cash used in investing activities	$(38,802)	$(37,893)

Net cash (used in) provided by financing activities	$(1,541)	$13,270